Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-53047 on Form S-8, No. 333-41027 on Form S-8, No. 333-41899 on Form S-8, No. 333-47080 on Form S-8, No. 333-67718 on Form S-8, and No. 333-110396 on Form S-8 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedule of C.H. Robinson Worldwide, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

Minneapolis, Minnesota

March 1, 2007